Exhibit 99.1

Los Angeles, California — January 6, 2026

The InterGroup Corporation Announces Sale of Non-Core 12-Unit Apartment Property; Strengthens Liquidity and Highlights Between Historical-Cost GAAP and Realizable Values

The InterGroup Corporation (NASDAQ: INTG) (the “Company” or “InterGroup”) announced today that on December 29, 2025, it completed the sale of a non-core 12-unit apartment complex in Los Angeles County for a gross sales price of approximately $4,850,000.

InterGroup expects to report a GAAP net gain on sale of approximately $3,509,000, which will be reflected in the Company’s Form 10-Q for the quarter ended December 31, 2025. The transaction is expected to result in federal and state income tax liability, the amount of which will be determined based on the Company’s final tax position and applicable tax rules.

Transaction highlights

●	Gross sales price: approximately $4,850,000
●	Debt repaid at closing: approximately $1,859,000
●	Net cash proceeds: approximately $2,577,000 (after repayment of debt and customary closing adjustments and transaction costs)
●	Estimated GAAP net gain on sale: approximately $3,509,000

Additional clarification: Net cash proceeds reflect debt repayment and customary settlement items at closing, while the GAAP gain is calculated based on the net consideration received less the property’s carrying value and applicable costs to sell, in accordance with U.S. GAAP.

Management commentary

David C. Gonzalez, Chief Operating Officer of InterGroup, said:

“Selling this small, non-core asset in the normal course of business is consistent with our approach of actively managing the portfolio and enhancing liquidity. The transaction provides additional working capital and allows us to continue prioritizing our core holdings and operating initiatives.”

John V. Winfield, Chairman and Chief Executive Officer of InterGroup, added:

“This transaction reinforces management’s long-held view that historical-cost accounting for real estate under GAAP can differ materially from realizable values. The gain realized on this sale is one example of that potential difference and supports our belief that there may be intrinsic value in our real estate portfolio that is not fully reflected in the Company’s GAAP financial statements.”

About The InterGroup Corporation

The InterGroup Corporation (NASDAQ: INTG) is a diversified holding company with interests in hospitality, real estate, and marketable securities. InterGroup’s portfolio includes a majority interest in Portsmouth Square, Inc., which owns the Hilton San Francisco Financial District.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the expected GAAP gain on sale, anticipated benefits of the transaction, and expected tax impacts. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including final accounting conclusions and tax determinations, and other factors described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent periodic reports. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

The InterGroup Corporation

1516 S. Bundy Drive, Suite 200

Los Angeles, CA 90025

(310) 889-2500